Filed pursuant to
                                                                  Rule 424(b)(3)
                                                             File No. 333-126295






                           MEDICAL NUTRITION USA, INC.

                        10,810,919 Shares of Common Stock




         This prospectus relates solely to the offer and sale by the selling securityholders identified in this prospectus of up to 10,810,919 shares of our common stock. The shares of common stock registered by this prospectus are comprised of 5,661,103 shares issued upon exercise of warrants to purchase shares of our common stock held by certain selling securityholders (collectively, the "Warrants"), and 5,149,816 shares issued or issuable upon conversion of principal and interest under convertible promissory notes held by certain selling securityholders (collectively, the "Notes").

         The selling securityholders are offering all of the shares of common stock to be sold in the offering, but they are not required to sell any of these shares. We will not receive any of the proceeds from the sale of our common stock by the selling securityholders. We will bear all expenses (other than selling commissions and fees and expenses of counsel or other advisors to the selling securityholders) relating to this offering.

         The selling securityholders may sell these shares of common stock from time to time in various types of transactions, including in the principal market on which our common stock is traded or listed or in privately negotiated transactions. If any broker-dealers are used by the selling securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any shares of our common stock as principals, any profits received by such broker-dealers on the resale of such shares of our common stock, may be deemed to be underwriting discounts or commissions under the Securities Act of 1933, as amended. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions if any such selling securityholder is deemed an "underwriter" as defined in the Securities Act of 1933, as amended.

         Our common stock is traded on the OTC Bulletin Board under the symbol "MDNU.OB." The closing price per share of our common stock as reported by the OTC Bulletin Board on May 16, 2006, was $4.02.

         Investing in our common stock involves significant risks. See "Risk Factors" beginning on page 5 to read about factors you should consider before buying our common stock.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         You should rely only on the information contained in this prospectus or in the Securities and Exchange Commission reports incorporated by reference into this prospectus. Neither we nor the selling securityholders have authorized anyone to provide you with information different from that contained in this prospectus or those reports. The selling securityholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.



                          Prospectus dated May 17, 2006

                                TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION..........................................  1

INCORPORATION OF DOCUMENTS BY REFERENCE......................................  1

FORWARD-LOOKING STATEMENTS...................................................  2

PROSPECTUS SUMMARY...........................................................  3

RISK FACTORS.................................................................  5

USE OF PROCEEDS..............................................................  9

DETERMINATION OF OFFERING PRICE..............................................  9

SELLING SECURITYHOLDERS...................................................... 10

PLAN OF DISTRIBUTION......................................................... 15

DESCRIPTION OF SECURITIES TO BE REGISTERED................................... 17

LEGAL MATTERS................................................................ 17

EXPERTS...................................................................... 17

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits, schedules and amendments, under the Securities Act of 1933, as amended, with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to the registration statement.

         We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and file and furnish to our securityholders annual reports containing financial statements audited by our independent auditors. We also make available to our securityholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year as well as proxy statements and other information required to be filed with the Securities and Exchange Commission.

         You may read and copy any contract, agreement or other document referred to in this prospectus and any portion of our registration statement or any other information from our filings with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the Securities and Exchange Commission, including our registration statement, are also available to you on the Securities and Exchange Commission's Web site, http://www.sec.gov.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

         The Securities and Exchange Commission allows us to incorporate by reference the information that we file with it. This means that we can disclose information to you by referring you to other documents. The documents that have been incorporated by reference into this prospectus are an important part of this prospectus, and you should review that information in order to understand the nature of any investment in our Warrants or our common stock. Information contained in this prospectus automatically updates and supersedes previously filed information. We are incorporating by reference the documents listed below and all of our filings under the Securities Exchange Act of 1934, as amended, after the date of filing of the initial registration statement and prior to the effectiveness of the registration statement.

         * our Annual Report on Form 10-KSB for the fiscal year ended January 31, 2006.

         * our proxy statement dated May 9,2006 relating to our annual meeting of shareholders held on June 7, 2006.

         These reports and documents may be accessed through the "Investor Relations" portion of our website, http://www.pro-stat.info. If you would like a copy of any of these reports and documents, at no cost, please write or call us at:

                           Medical Nutrition USA, Inc.
                              10 West Forest Avenue
                           Englewood, New Jersey 07631
                            Attn: Corporate Secretary
                            Telephone: (201) 569-1188

         You should only rely upon the information included in or with, or incorporated by reference into, this prospectus or in any prospectus supplement that is delivered to you. We have not authorized anyone to provide you with additional or different information. You should not assume that the information included in or with, or incorporated by reference into, this prospectus or any prospectus supplement is accurate as of any date later than the date on the front of the prospectus or prospectus supplement.

                           FORWARD-LOOKING STATEMENTS

         This prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Forward-looking statements are identified by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may," and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

         We wish to caution readers that these forward-looking statements are only predictions and that our business is subject to significant risks. The factors discussed herein, and other important factors, in some cases have affected, and in the future could affect, our actual results and could cause our actual consolidated results for our current fiscal year, and beyond, to differ materially from those expressed in any forward-looking statements made by us or on our behalf. These risks include, but are not limited to:

         o A significant amount of our revenue is derived from two customers;

         o unanticipated costs and expenses related to our marketing plan;

         o        our inability to implement our business strategy;

         o        our inability to manage our growth;

         o our ability to identify alternative sources of supply for our products;

         o the uncertainties associated with obtaining and enforcing proprietary rights important to our business;

         o        competition from other products;

         o        failure to obtain market acceptance; and

         o the uncertainty of the timing of product introductions and of sales growth.

         You should read this prospectus and the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information regarding us, the sale of our Warrants and common stock in this offering by the selling securityholders, our consolidated financial statements and the notes to those consolidated financial statements that accompany this prospectus. You should also carefully consider the factors described under the heading "Risk Factors" on page 5. Throughout this prospectus we refer to Medical Nutrition USA, Inc. as "we," "us," "our" and "ours."

                                  Our Business

         We develop and distribute nutritional supplements for use in long-term care facilities, hospitals, dialysis clinics and bariatric surgery clinics. Some of our products are also sold through health food stores under private label or licensing agreements.

         During the past year, we have continued to implement our strategy to increase sales of our own branded products, primarily to nursing homes, nursing home distributors, dialysis clinics, bariatric surgery clinics and their patients. These products include Pro-Stat(TM), an enzymatic hydrolyzed, liquid protein supplement used to treat unintended weight loss, malnutrition and pressure ulcers, and the pbs Nutritional Support System(TM), a line of nutritional supplements used to treat the nutritional risks that often result from bariatric surgery.

         Our strategy includes increasing the number of our nursing homes, dialysis and bariatric surgery clinic customers who utilize our products through expansion of our sales force and through a network of consultant dietitians, and sales representatives. We also use advertising and exhibitions at trade shows that focus on long-term care, dialysis and bariatric surgery. As a result of this strategy, sales of our branded products increased over 82% for the fiscal year ended January 31, 2006 compared to the prior fiscal year.

         In the past year, we have developed and successfully marketed a number of new products, including alternative formulations and packaging for our Pro-Stat(TM) liquid protein supplement product. These new products have expanded the potential uses of Pro-Stat(TM) to patients covered under Medicare Part B, those receiving supplements as a Med Pass item and dialysis patients who are covered under Medicaid.

         We believe that the success of our strategy will depend upon the quality and effectiveness of our products, our ability to establish brand name recognition for our products, our ability to continue to develop new products, as well as the ability of our management and sales force to implement and execute our strategy.

         We were incorporated in New Jersey in December 1981 under the name Medical Nutrition, Inc. In March 1990, the Company completed the initial public offering of its common stock and later changed its name to Gender Sciences, Inc. In 2003, we changed our name to Medical Nutrition USA, Inc. and reincorporated into the State of Delaware. Our principal executive offices are located at 10 West Forest Avenue, Englewood, New Jersey 07631. Our telephone number is (201) 569-1188. Our website is located at www.mdnu.com. We do not consider information contained on, or that can be accessed through, our website to be part of this prospectus.

         "Medical Nutrition USA," "Pro-Stat," "Fiber-Stat" and "pbs Nutritional Support System" are trademarks of ours. This prospectus also refers to trademarks and trade names of other companies and organizations, and these trademarks and trade names are the property of their respective owners.

                                  The Offering

Common stock offered in this offering                   Up to 10,810,919 shares

Common stock to be outstanding after this offering      13,712,184 (1)

Use of proceeds                                         All of the net proceeds
                                                        from the sale of our
                                                        common stock covered by
                                                        this prospectus will be
                                                        received by the selling
                                                        securityholders. We will
                                                        not receive any proceeds
                                                        from the sale of such
                                                        common stock.

Common Stock OTC Bulletin Board symbol                  "MDNU.OB"


------------------

  (1) Unless the context indicates otherwise, all share and per-share information in this prospectus is based on 10,116,769 shares of our common stock outstanding as of April 27, 2006. Shares of common stock to be outstanding after this offering assumes that all shares registered under this prospectus, including shares to be issued upon exercise of warrants, including the Warrants, and shares to be issued upon conversion of convertible notes, are acquired and sold by the selling securityholders. Unless the context indicates otherwise, all other share and per-share information in this prospectus assumes no conversion of convertible notes or other rights to acquire our common stock outstanding as of April 27, 2006.

                                  RISK FACTORS

         Investment in our Warrants or common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in or accompanying this prospectus before making an investment decision. The risks and uncertainties described below are not the only ones we face. If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In that case, the trading price of our Warrants or common stock could decline, and you may lose all or part of your investment.

                          Risks Related to Our Business

We are not profitable and we may not achieve profitability.

         In the fiscal year ended January 31, 2006, our net loss was approximately $176,900, and through January 31, 2006, we had an accumulated deficit of $12,580,600. We cannot guaranty that we will ever achieve sustainable profitability selling our existing products or that we will be able to successfully develop and market profitable new products in the future. If we fail to achieve sustainable profitability, the price of our stock will likely decline.

We generate a significant amount of revenue from two customers.

         For the fiscal year ended January 31, 2006, two customers accounted for approximately 34% of our total revenue, as compared to 40% in the prior year. We do not have written agreements with these customers and, as a result, we do not know if these customers will continue to order our products, and if so, whether the orders will continue to be placed in amounts similar to the amounts these customers have purchased in the past. If these customers stop purchasing our products or purchase them in significantly smaller quantities than they have in the past, our sales would materially decrease which could harm our business.

We may not be able to implement our business strategy.

         Our strategy includes increasing the sales of our branded products and developing new products. We may encounter problems, delays and/or increased expenses implementing this strategy, including problems, delays and expenses that are beyond our control. These may include:

         o unanticipated costs and expenses related to marketing and branding our products,

         o unanticipated costs and expenses related to the acquisition or development of new products, and

         o        unanticipated competition.

         If we are unable to implement our strategy, our ability to sell products and generate revenue from product sales may be harmed or delayed.

If we don't successfully manage any growth we experience, we may suffer increased expenses without any corresponding increase in sales revenue.

         Our business is growing at a rapid rate. This growth may place a significant strain on our management, financial and other resources. It may also require us to increase expenditures before we generate corresponding revenues. Our ability to manage future growth, should it occur, will depend upon our ability to identify, attract, motivate, train and retain skilled managerial, financial, business development, sales and marketing and other personnel. Competition for these employees is intense. Moreover, our growth will require us to integrate and manage an increasing number of employees. We may not be able to implement successfully and maintain our operational and financial systems or otherwise adapt to growth. Any failure to manage growth, if attained, could have a negative impact on our financial condition and operations, which may cause our stock price to decline.

We are dependent on a limited number of sources of supply for many of our products. If there is an interruption in supply of any of our products, our sales may suffer.

         We are dependent on a limited number of sources of supply for many of our products. We cannot guarantee that our third party suppliers will be able to provide adequate supplies of products in a timely fashion. If we are unable to renew or extend an agreement with a third party supplier, if an existing agreement is terminated or if a third party supplier otherwise cannot meet our need for a product, we may not be able to obtain an alternative source of supply in a timely manner, or at all. As a result, we may be unable to continue to market the affected product as planned and could be required to abandon or divest ourselves of this product line altogether.

We may need additional financing. If we are unable to obtain any needed additional financing, we may be unable to implement our business strategy.

         Although we believe that we have sufficient cash on hand to fully implement our business strategy for our 2007 fiscal year, our future capital requirements will depend on many factors, including:

         o        the cost of our sales and marketing activities,

         o        the cost of educational programs for our markets,

         o        competing product and market developments,

         o        the cost of developing new products,

         o        the cost of expanding our operations, and

         o        our ability to generate positive cash flow from sales.

         If needed, additional financing may not be available on acceptable terms, if at all. If additional funds are needed, but not available, we might be required to curtail significantly or defer one or more of our marketing programs or to limit or postpone obtaining or developing new products. If we raise additional funds through the issuance of equity securities, the percentage ownership of our then-current securityholders may be reduced and such equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. If we raise additional funds through the issuance of additional debt securities, these new securities would have certain rights, preferences and privileges senior to those of the holders of our common stock, and the terms of these debt securities could impose restrictions on our operations.

If we are unable to maintain our existing proprietary rights or to obtain new proprietary rights, our competitive position could be harmed.

         We believe that the trademarks, trade secrets, copyrights and other proprietary rights that we own or license will continue to contribute to our success and competitive position. While some of our products incorporate patented uses, most of our business is not protected by patents. Nevertheless, if we fail to maintain our existing rights or cannot develop additional rights in the future, our competitive position may be harmed.

         We intend to take the actions that we believe are necessary to protect our proprietary rights, but we may not be successful in doing so, or we may be unable to do so on commercially reasonable terms. Our trademarks and the products we offer may also conflict with or infringe upon the proprietary rights of third parties many of whom have far greater resources to prosecute or defend intellectual property litigation. If we have to prosecute or defend any such litigation or face challenges to our proprietary rights, our financial condition and business could be harmed.

                          Risks Related to Our Industry

We face significant competition in our industry, and most of our competitors have substantially greater resources than we do.

         Competition in the nutritional supplement industry consists of established companies that sell branded products which have achieved a high level of customer awareness. Nearly all of our competitors and potential competitors have substantially greater financial resources, more extensive business experience and more personnel than we do. Our ability to compete will depend on the timeliness of the development of our products and our ability to market our products effectively. If a larger company with significant financial resources were to compete directly with us in particular market segments, we cannot assure you that we would be able to compete successfully with such a competitor or operate profitably under those circumstances.

We may be exposed to product liability claims not covered by insurance.

         Our business involves exposure to product liability risks that are inherent in the production, manufacture and distribution of nutritional products. Although we believe that we currently carry and intend to maintain a comprehensive multi-peril liability package, we cannot guarantee that this insurance will be sufficient to cover all possible liabilities or that we will be able to secure additional coverage as the commercialization of our products increases. A successful suit against us could negatively impact our business and financial condition if the amounts involved are material.

Our products are subject to significant government regulation.

         Certain of our products and potential products are or will be subject to government regulation. Our current products are regulated by the Food and Drug Administration (the "FDA") and are subject to labeling requirements, good manufacturing practice regulations and certain other regulations designed to ensure the safety of the products.

         Claims we make in labeling and advertising our products are also subject to regulation by the FDA as well as the Federal Trade Commission, the Consumer Product Safety Commission and various state agencies under their general authority to prevent false, misleading and deceptive trade practices. Although we believe that we are in compliance with all existing regulations, we remain subject to the risk that our products or marketing systems could be found not to be in compliance with applicable laws or regulations. Failure to comply with such requirements can result in adverse regulatory action, including injunctions, civil or criminal penalties, product recalls or the relabeling, reformulation or possible termination of certain products, any of which could negatively affect our business.

         In addition, our current and potential products may become subject to further regulation in the future. The burden of such regulation could add materially to the costs and risks of our development and marketing efforts. We cannot guaranty that we will be able to obtain any required approvals or comply with any new regulations if our products become subject to additional governmental regulation in the future.

                Risks Related to an Investment in Our Securities

The market price of our common stock could be volatile and your investment could suffer a decline in value.

         There has been a very limited public market for our common stock, and we do not know whether investor interest in our business will lead to the development of a more active trading market in the future. Furthermore, in recent years the stock market in general, and the shares of healthcare product companies in particular have experienced price fluctuations. This volatility has had a substantial effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of the specific companies. As a result, the market price for our common stock is likely to be volatile and could be susceptible to wide price fluctuations due to a number of internal and external factors, many of which are beyond our control, including:

         o quarterly variations in operating results and overall financial condition;

         o economic and political developments affecting the economy as a whole;

         o        short-selling programs;

         o        the stock market's perception of our industry as a whole;

         o        product innovations by others;

         o        proprietary rights disputes or litigation; and

         o sales of substantial numbers of shares of our common stock or securities convertible into or exercisable for our common stock.

         These broad market fluctuations may cause a reduction in the price of our common stock.

Historically we have had a small public float, which resulted in a thin trading market for our shares.

         Until recently, the public float of our common stock has been small in comparison to our total shares outstanding on a fully diluted basis, resulting in a very thin public market for the trading of our shares. Trading volume on any single day has seldom exceeded 1,000 shares. Limited trading volume entails a high degree of volatility in our stock price. In the twelve-month period ended April 27, 2006, the high and the low bid price for shares of our common stock as quoted on the OTC Bulletin Board ranged from $2.46 to $5.03. Nevertheless, since February 19, 2006 we have issued more than 5,383,526 additional shares of our common stock upon the exercise of our Class A and Class B Warrants, which expired in accordance with their terms on April 14, 2006. The issuance of these shares could have a material impact on our historical liquidity and volatile stock price. However, we cannot predict the impact the exercise of the Class A and Class B Warrants will have on the trading of our common stock, and our limited liquidity and volatile stock price could continue in the future.

The application of the "penny stock" rules could adversely affect the market price of our common shares and increase your transaction costs to sell those shares.

         As long as the trading price of our common shares is below $5 per share, the open-market trading of our common stock will be subject to the "penny stock" rules. The penny stock rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1 million or annual income exceeding $200,000, or $300,000 together with their spouses). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser's written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common stock, and may result in decreased liquidity for our common stock and increased transaction costs for sales and purchases of our common stock as compared to other securities. These and other factors may make it difficult for our securityholders to sell their shares in the open market if and when eligible to do so.

We are controlled by a limited number of securityholders.

         As of April 27, 2006, our directors, officers and principal shareholders owned beneficially approximately 70% of our outstanding common stock. As a result, such securityholders have the ability to effectively control the election of our entire Board of Directors and our affairs in general, including all fundamental corporate transactions such as mergers, consolidations and the sale of substantially all of our assets.

Our certificate of incorporation authorizes our board of directors to issue shares of preferred stock.

         Our authorized capital includes 5,000,000 shares of preferred stock, none of which are issued or outstanding. Our board of directors, without additional securityholder approval, has the power to issue any or all of these authorized but unissued shares and to establish the rights, preferences and privileges of our preferred stock.

We do not intend to pay cash dividends.

         We have never paid cash dividends on our stock and do not anticipate paying any cash dividends in the foreseeable future.

                                 USE OF PROCEEDS

         The selling securityholders will receive all of the net proceeds from the sale of our common stock offered by this prospectus. Accordingly, we will not receive any proceeds from the sale of our common stock.

                         DETERMINATION OF OFFERING PRICE

         The price at which our common stock may be sold may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices.

                             SELLING SECURITYHOLDERS

         The following table sets forth: (i) the name of each selling securityholder who may offer to resell our common stock, (ii) the number of such securities beneficially owned by such selling securityholder, to the best of our knowledge, (iii) the number of such securities that may be sold in this offering, and (iv) the number of such securities each selling securityholder will own after the offering, assuming the selling securityholders sell all of the securities offered. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Under such rule, beneficial ownership includes any shares as to which the selling securityholder has sole or shared voting power or investment power and also any such shares that the selling securityholder has the right to acquire within sixty (60) days. Percentage of beneficial ownership after the offering is based on 10,116,769 shares of our common stock outstanding as of April 27, 2006, and assumes only the securities of the applicable selling security holder are sold. Except where otherwise noted, the selling securityholders named in the following table have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned by them.

                                        Beneficial Ownership                      Beneficial Ownership
                                          Before Offering                          After Offering (1)
                                         ----------------                      ------------------------
                                            Number of       Number of Shares     Number of
            Name                              Shares        Being Registered      Shares      Percent
---------------------------------        ----------------   ----------------   ------------  ----------
Frank A. Newman                            2,341,929 (2)        1,709,346         632,583        5.6%
The Ullman Family Partnership, LP          1,012,668 (3)          988,668          24,000         *
The Ullman Family Partnership              1,333,333 (4)        1,333,333              --         --
Lawrence Burstein                            518,894 (5)          179,200         339,694        3.3%
Bruce Schonbraun                             300,000 (6)          200,000         100,000        1.0%
Richard Schoninger                           300,000 (7)          200,000         100,000        1.0%
Anthony Bernheim                              40,000 (8)           40,000              --         --
Burton Eichler                                50,000 (9)           50,000              --         --
I.B.B. Associates                             40,000 (10)          40,000              --         --
Phillip Eichler                               75,000 (11)          50,000          25,000         *
Andrew Horowitz                              487,701 (12)         398,696          89,005         *
Gene Terry                                   500,864 (13)         124,667         376,197        3.6%
Arnold Gans                                  916,404 (14)          89,608         826,796        7.6%
Barbara Goldin                                44,800 (15)          44,800              --         --
Cricket Services, Ltd                         44,800 (16)          44,800              --         --
Myra Gans                                    916,404 (17)          89,608         826,796        7.6%
Richard Braver                                53,564 (18)          44,800           8,764         *
Leslie Slutsky                               270,694 (19)         179,200          91,494         *
Richard Rosenstock                           104,292 (20)          50,000          54,292         *
Steven Burns                                 117,425 (21)         110,619           6,806         *
Sue Berland                                  105,140 (22)          50,000          55,140         *
Sidney David                                 148,164 (23)         148,164              --         --
Stephen Irwin Trust                          298,663 (24)         298,663              --         --
Joseph S. Littenberg                         222,268 (25)         222,268              --         --
Grand Slam LLC                               348,696 (26)         298,696          50,000         *
Peter Sudler                                 298,140 (27)         298,140              --         --
ATE Consulting Co.                           597,331 (28)         597,331              --         --
Mark Rosenberg                                41,275 (29)          14,931          26,344         *
Emily Fine                                    29,867 (30)          29,867              --         --
Hal Goldstein                                 29,867 (31)          29,867              --         --
Sai Devabhaktuni                              29,867 (32)          29,867              --         --
Richard Kress                                 49,282 (33)          44,800           4,482         *
Steven Milner                                 44,800 (34)          44,800              --         --
Patrick Lander                               149,331 (35)         149,331              --         --
Mark Rachesky                              3,768,799 (36)       2,882,133         886,666        7.6%
MHR Capital Partners LP                    1,752,112 (37)       1,752,112              --         --
MHR Capital Partners (100) LP                234,020 (38)         234,020              --         --
Bernard Korman                               275,614 (39)         177,778          97,836         *
Barry Goldin                                  44,444 (40)          44,444              --         --
Unity Venture Capital Associates Ltd.        248,200 (41)              --         248,200        2.4%
Kirlin Holding Corp.                          10,000 (42)          10,000              --         --
Stuart Garawitz                               25,000 (43)          25,000              --         --
Anthony Kirincic                               7,500 (44)           7,500              --         --
David Lindner                                  7,500 (45)           7,500              --         --

*        Less than 1%.

(1) Assumes all of the shares being offered under this prospectus will be sold by the selling securityholders.

(2) Consists of (a) 1,203,263 shares of common stock, (b) 312,000 shares of common stock issuable upon the exercise of options that are immediately exercisable, and (c) 826,666 shares of common stock issuable upon conversion of Notes. Mr. Newman is also our Chairman, Chief Executive Officer and one of our directors.

(3) Consists of (a) 988,668 shares of common stock, (b) 24,000 shares of common stock issuable upon the exercise of options that are immediately exercisable.

(4)   Consists of 1,333,333 shares of common stock.

(5) Consists of (a) 86,154 shares of common stock owned directly, 30,000 shares of common stock beneficially owned by his wife, Leslie Slutsky and 212,200 shares of common stock beneficially owned by Unity Venture Capital Associates Ltd. ("Unity"), (b) 55,340 shares of common stock issuable upon the exercise of options owned directly and immediately exercisable and 36,000 shares of common stock issuable upon the exercise of options beneficially owned by Unity and immediately exercisable, (c) 62,000 shares of common stock issuable upon the conversion of Notes owned directly and 37,200 shares of common stock issuable upon the conversion of Notes beneficially owned by Ms. Slutsky. Mr. Burstein is the president, a director and the principal shareholder of Unity. Ms. Slutsky is Mr. Burstein's spouse.

(6)   Consists of 300,000 shares of common stock.

(7)   Consists of 300,000 shares of common stock.

(8)   Consists of 40,000 shares of common stock.

(9)   Consists of 50,000 shares of common stock.

(10)  Consists of 40,000 shares of common stock.

(11)  Consists of 75,000 shares of common stock.

(12) Consists of (a) 100,000 shares of common stock owned directly and 348,696 shares of common stock beneficially owned by Grand Slam LLC ("Grand Slam"), and (b) 39,005 shares of common stock issuable upon the exercise of options owned directly that are immediately exercisable. Mr. Horowitz is the managing member of Grand Slam and one of our directors.

(13) Consists of (a) 133,333 shares of common stock, and (b) 326,197 shares of common stock issuable upon the exercise of options that are immediately exercisable.

(14) Consists of (a) 144,601 shares of common stock jointly owned with Myra Gans, (b) 410,902 shares of common stock issuable upon the exercise of options owned directly and immediately exercisable, and 360,901 shares of common stock issuable upon the exercise of options beneficially owned by Ms. Gans and immediately exercisable. Mr. Gans is our President. Ms. Gans is Mr. Gans' spouse.

(15) Consists of (a) 20,000 shares of common stock, and (b) 24,800 shares of common stock issuable upon conversion of Notes.

(16) Consists of (a) 20,000 shares of common stock, and (b) 24,800 shares of common stock issuable upon conversion of Notes.

(17) Consists of (a) 144,601 shares of common stock jointly owned with Arnold Gans, (b) 360,901 shares of common stock issuable upon the exercise of options owned directly and immediately exercisable, and 410,902 shares of common stock issuable upon the exercise of options beneficially owned by Mr. Gans and immediately exercisable. Ms. Gans is our Executive Vice President and Secretary. Mr. Gans is Ms. Gans' spouse.

(18) Consists of (a) 28,764 shares of common stock, and (b) 24,800 shares of common stock issuable upon conversion of Notes.

(19) Consists of (a) 30,000 shares of common stock owned directly and 86,154 shares of common stock beneficially owned by Larry Burstein, (b) 55,340 shares of common stock issuable upon the exercise of options beneficially owned by Mr. Burstein and immediately exercisable, and (c) 37,200 shares of common stock issuable upon conversion of Notes owned directly and 62,000 shares of common stock issuable upon the conversion of Notes beneficially owned by Mr. Burstein. Mr. Burstein is Ms. Slutsky's spouse.

(20)  Consists of 104,292 shares of common stock.

(21)  Consists of 117,425 shares of common stock.

(22)  Consists of 105,140 shares of common stock.

(23)  Consists of 148,164 shares of common stock.

(24) Consists of (a) 133,333 shares of common stock, and (b) 165,330 shares of common stock issuable upon conversion of Notes.

(25)  Consists of 222,268 shares of common stock.

(26) Consists of 298,696 shares of common stock. Mr. Horowitz, the managing member of Grand Slam, LLC, is one of our directors.

(27)  Consists of 298,140 shares of common stock.

(28) Consists of (a) 266,666 shares of common stock, and (b) 330,665 shares of common stock issuable upon conversion of Notes.

(29) Consists of (a) 6,666 shares of common stock, (b) 26,344 shares of common stock issuable upon the exercise of options that are immediately exercisable, and (c) 8,266 shares of common stock issuable upon conversion of Notes. Mr. Rosenberg is also one of our directors.

(30) Consists of (a) 13,334 shares of common stock, and (b) 16,533 shares of common stock issuable upon conversion of Notes.

(31) Consists of (a) 13,334 shares of common stock, and (b) 16,533 shares of common stock issuable upon conversion of Notes.

(32) Consists of (a) 13,334 shares of common stock, and (b) 16,533 shares of common stock issuable upon conversion of Notes.

(33) Consists of (a) 24,482 shares of common stock, and (b) 24,800 shares of common stock issuable upon conversion of Notes.

(34) Consists of (a) 20,000 shares of common stock, and (b) 24,800 shares of common stock issuable upon conversion of Notes.

(35) Consists of (a) 66,666 shares of common stock, and (b) 82,665 shares of common stock issuable upon conversion of Notes.

(36) Consists of (a) 400,000 shares of common stock owned directly and 782,193 beneficially owned MHR Capital Partners LP, and 104,473 beneficially owned MHR Capital Partners (100) LP, and (b) 496,000 shares of common stock issuable upon conversion of Notes owned directly and (c) 969,919 shares of common stock beneficially owned on behalf of MHR Capital Partners LP issuable upon the conversion of Notes and 129,547 shares of common stock beneficially owned on behalf of MHR Capital Partners (100) LP issuable upon conversion of Notes.

(37) Consists of (a) 782,193 shares of common stock, and (b) 969,919 shares of common stock issuable upon conversion of Notes.

(38) Consists of (a) 104,473 shares of common stock, and (b) 129,547 shares of common stock issuable upon conversion of Notes.

(39) Consists of (a) 80,500 shares of common stock, (b) 17,336 shares of common stock issuable upon the exercise of options that are immediately exercisable, (c) Warrants to purchase 88,889 shares of common stock, and
      (d) 88,889 shares of common stock issuable upon conversion of Notes.

(40)  Consists of (a) Warrants to purchase 22,222 shares of common stock, and
      (b) 22,222 shares of common stock issuable upon conversion of Notes.

(41) Consists of (a) 212,200 shares of common stock, and (b) 36,000 shares of common stock issuable upon the exercise of options that are immediately exercisable. Mr. Burstein, the president, a director and the principal equity holder of Unity, is one of our directors.

(42)  Consists of Warrants to purchase 10,000 shares of common stock.

(43)  Consists of Warrants to purchase 25,000 shares of common stock.

(44)  Consists of Warrants to purchase 7,500 shares of common stock.

(45)  Consists of Warrants to purchase 7,500 shares of common stock.

                              PLAN OF DISTRIBUTION

         The selling securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

         The selling securityholders may use any one or more of the following methods when disposing of shares or interests therein:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o an exchange distribution in accordance with the rules of the applicable exchange;

         o        privately negotiated transactions;

         o        short sales effected after the date of this prospectus;

         o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

         o broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

         o        a combination of any such methods of sale; and

         o        any other method permitted pursuant to applicable law.

         The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         In connection with the sale of our common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         The aggregate proceeds to the selling securityholders from the sale of the shares of common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

         The selling securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, provided that they meet the criteria and conform to the requirements of that rule.

         The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act of 1933, as amended. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the securities will be paid by the selling securityholders and/or the purchasers. Each selling securityholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling securityholder's business and, at the time of its purchase of such securities such selling securityholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities. We have advised each selling securityholder that it may not use shares registered under this registration statement to cover short sales of common stock made prior to the date on which this registration statement was declared effective by the Securities and Exchange Commission. Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended, will be subject to the prospectus delivery requirements of the Securities Act of 1933, as amended.

         To the extent required, the shares of our common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

         In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless the common stock has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

         We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Securities and Exchange Act of 1934, as amended, may apply to sales of shares in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act of 1933, as amended. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

         We are authorized to issue 20,000,000 shares of our common stock, $0.001 par value per share, of which 10,116,769 shares were issued and outstanding as of April 27, 2006.

         Each outstanding share of common stock entitles the holder to one vote on all matters requiring a vote of stockholders. There is no right to cumulative voting. In the event of voluntary or involuntary liquidation, all common stockholders are entitled to a pro rata distribution of our assets remaining after payment of the claims of creditors and of any preferred stock having liquidation rights superior to those of the common stock. There are no shares of preferred stock currently outstanding. Common stock holders have no preemptive rights to subscribe for additional shares of our equity securities. Holders of our common stock are entitled to dividends if, as and when declared by our board of directors. To date, we have never paid a dividend on our common stock.

Transfer Agent and Registrar

         The transfer agent for our common stock is American Stock Transfer and Trust Co.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon for us by Foley & Lardner LLP, San Diego, California.

                                     EXPERTS

         Goldstein & Ganz, P.C. ("Goldstein and Ganz"), an independent registered public accounting firm, has audited our consolidated financial statements at January 31, 2006 and 2005, and for the two years in the period ended January 31, 2006, as set forth in their report included with our Form 10-KSB for the fiscal year ended January 31, 2006. We have incorporated these financial statements into this prospectus by reference in reliance on Goldstein & Ganz's reports given on their authority as experts in accounting and auditing.